CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated November 7, 2016 on the financial statements of Peachtree Alternative Strategies Fund as of October 31, 2016, and to all references to our firm included in or made a part of the Pre-Effective Amendment under the Securities Act of 1933 and Pre-Effective Amendment under the Investment Company Act of 1940 to the Peachtree Alternative Strategies Fund’s Registration Statement on Form N-2.

/s/ Cohen & Company, Ltd.
Cohen & Company, Ltd.
Cleveland, Ohio
November 8, 2016